UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

WIZARD WORLD, INC.
(Exact name of registrant as specified in its charter)

Delaware	98-0357690
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1350 Avenue of the Americas, 2nd Floor New York, NY 10019
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The following description of the common stock of Wizard World, Inc. (the “Company”) and the provisions of the Company’s charter documents are summaries and are qualified by reference to the Company’s certificate of incorporation and its bylaws listed as exhibits to this registration statement. The Company and its common stock are also governed by the general corporation laws of the State of Delaware.

Authorized and Outstanding

We are authorized to issue up to 80,000,000 shares of common stock, par value $0.0001 per share. As of March 30, 2012, there were 40,300,000 shares of our common stock issued and outstanding, which shares were held by approximately 16 stockholders of record.

All outstanding shares of common stock are fully paid and non-assessable.

Common Stock

Voting

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, except matters that relate only to a series of our preferred stock. Holders of common stock do not have cumulative voting rights.

In general, (i) stockholder action (except for bylaw amendments, which requires a majority of shares entitled to vote, and election of directors, which requires a plurality vote) is based on the affirmative vote of a majority of the votes cast and (ii) broker non-votes and abstentions are considered for purposes of establishing a quorum but are not considered as votes cast for or against a proposal or director nominee. Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any then-outstanding shares of preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Liquidation

In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock, subject to the liquidation preference of any then outstanding shares of preferred stock.

Miscellaneous

Holders of our common stock have no pre-emptive rights, conversion rights, subscription rights and there are no redemption or sinking fund provisions applicable to our common stock.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation (incorporated herein by reference to the Form SB-2 filed on March 25, 2003)

3.2	Certificate of Amendment filed December 6, 2010 (incorporated by reference to Exhibit 3.3 to the Form 8-K filed with the Commission on December 13, 2010)

3.3	Certificate of Correction filed December 8, 2010 (incorporated by reference to Exhibit 3.4 to the Form 8-K filed with the Commission on December 13, 2010)

3.4	Second Certificate of Correction filed January 20, 2011 (incorporated by reference to Exhibit 3.5 to the Form 8-K filed with the Commission on January 25, 2011)

3.5	Certificate to set forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A Cumulative Convertible Preferred Stock, $0.0001 par value per share (incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the Commission on December 13, 2010)

3.6	Certificate of Amendment to Certificate to set forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A Cumulative Convertible Preferred Stock, $0.0001 par value per share (incorporated by reference to Exhibit 4.3 to the Form 8-K filed with the Commission on April 25, 2011)

3.7	Certificate of Amendment to Certificate to set forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A Cumulative Convertible Preferred Stock, $0.0001 par value per share (incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on March 30, 2012)

3.8	By-laws (incorporated herein by reference to the Form SB-2 filed on March 25, 2003)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WIZARD WORLD, INC.

Date: March 30, 2012	By:	/s/ John Macaluso
Name: John Macaluso
Title: Chief Executive Officer